Exhibit 10.3

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is executed and agreed to as of June 18, 2014 (the “Effective Date”) by and among Memorial Resource Development Corp., a Delaware corporation (the “Parent”), WildHorse Resources, LLC, a Delaware limited liability company (the “Company”), and WildHorse Resources Management Company, LLC, a Delaware limited liability company (the “Service Provider”). The Parent, the Company and the Service Provider are hereinafter each referred to as a “Party” and are collectively referred to as the “Parties”.

RECITALS

WHEREAS, the Company, Service Provider, and WildHorse Resources II, LLC were previously parties to that certain Amended and Restated Management Services Agreement, dated as of August 8, 2013, which was terminated as of the date hereof;

WHEREAS, the Service Provider has in place a staff of management, administrative, financial, accounting, marketing, and human resource personnel capable of providing transition services to the Company;

WHEREAS, the Parent and the Company desire to enter into this Agreement with the Service Provider to obtain certain services necessary to manage the certain operations of the Company’s business, as more fully described herein; and

WHEREAS, the Service Provider desires to provide the Services (as defined below) to the Company.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Agreement” is defined in the preamble.

“Asset” or “Assets” means all assets and property, real or personal, owned by the Company.

“Company” is defined in the preamble.

“Effective Date” is defined in the preamble.

“Force Majeure Event” means any event not reasonably within the control of the Party claiming the force majeure, including the following to the extent such events are not reasonably within the control of the Party claiming the force majeure: act of God, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other act of nature, explosion, governmental action (including changes in Laws, regulations or policies with the effect of Law or, in each case, the enforcement thereof), and governmental delay or restraint (including with respect to the issuance of permits); provided, however, that a “Force Majeure Event” shall not include (i) lack of financing or funds and (ii) to the extent affecting only such Party’s or such Party’s affiliate’s employees, any strike, work stoppage or other organized labor difficulty.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal having or asserting jurisdiction.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority.

“Management Fee” is defined in Section 3.3.

“Outsourced Service” is defined in Section 2.1.

“Parent” is defined in the preamble.

“Party” and “Parties” are defined in the preamble.

“Person” means a natural person, partnership (whether general or limited), limited liability company, Governmental Authority, trust, estate, association, corporation, venture, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards of care, skill, safety and diligence, as the same may change from time to time, but applied in light of the facts known at the time, that are consistent with the general standards applied or utilized under comparable circumstances by a reasonably prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good industry practice.

“Service Provider” is defined in the preamble.

“Services” is defined in Section 2.1.

“Term” is defined in Section 4.1.

“Third Party” means a Person other than a Party.

ARTICLE II.

SERVICES

2.1 Services. The Service Provider shall provide the Company with the services necessary to manage the day to day operations of the Company, including general and administrative, operational and other similar services necessary and sufficient or appropriate to conduct the affairs of the Company (the “Services”). The Services shall include, but are not limited to, the services set forth on Schedule 2.1 hereto. Such Services shall be provided by the Service Provider solely for the benefit of the Parent and the Company. The Service Provider may cause one or more Third Party contractors, subject to the prior approval of the Company, to provide any of the Services (any such Services provided by Third Party contractors being referred to herein as an “Outsourced Service”); provided, however, that except as expressly provided in this Agreement, any Outsourced Services shall be subject to the provisions of this Agreement in the same way as any Service that is not an Outsourced Service is subject to the provisions of this Agreement.

2.2 Records and Auditing Rights. The Service Provider shall at all times maintain adequate books and records to verify the accounts and transactions under this Agreement. Such records shall be retained and kept available for inspection and audit by the Parent and the Company, members of the Parent’s Board of Directors and other representatives of the Parent and the Company on days the Service Provider is open for business during normal working hours upon reasonable notice to the Service Provider.

2.3 Standard of Care. The Service Provider hereby warrants that it will perform all of its obligations under this Agreement in accordance with Prudent Industry Practices and in compliance with all applicable Laws.

2.4 Duty to the Company. The Service Provider shall dedicate sufficient personnel and resources to provide the Services in accordance with Prudent Industry Practices.

2.5 Conditions of Service.

(a) Subject to Sections 2.3 and 2.4, the Service Provider shall have complete authority and discretion to elect the means, manner and method of performing the Services.

(b) All Third Party contractors that provide Outsourced Services shall be selected by the Service Provider with reasonable care and with reasonable assurances that such Third Party contractors can perform the Services pursuant to the requirements of this Agreement.

(c) The Service Provider shall perform the Services as an “independent contractor” of the Company and nothing in this Agreement is intended, and nothing shall be construed, to create an agency, employer/employee, partnership, joint venture, association or other similar relationship between the Service Provider and the Company.

(d) This Agreement is a purely commercial transaction between the Parties and nothing stated in this Agreement shall operate to create any special or fiduciary duty between the Parties.

(e) Notwithstanding anything to the contrary, all matters pertaining to the employment, supervision, compensation, promotion and discharge of any personnel of the Service Provider are the responsibility of the Service Provider. All such employment arrangements are solely the Service Provider’s obligation, and the Company shall have no liability with respect thereto.

ARTICLE III.

PAYMENTS

3.1 Management Fee. As sole consideration for the Services rendered by the Service Provider to the Company under this Agreement, the Company shall pay the Service Provider a management fee of $965,000 per month during the Term (the “Management Fee”). The Company will pay the Management Fee no later than the 20th day of the month following the calendar month in which services are provided. In the event the Term includes any partial calendar month, the Management Fee will be prorated based on the actual number of days elapsed in such month. The Management Fee is intended to reimburse the Service Provider for expenses for the Services that are general and administrative charges as accounted for under standard accounting methods. The Management Fee shall also be deemed to include reimbursement for geoscience expenses. Expenses incurred by the Service Provider in connection with Services that are not general and administrative expenses or geoscience expenses, including lifting and operating expenses, capital expenditures and lease acquisitions costs, will be reimbursed to the Service Provider on a monthly basis, subject to being netted against revenues received by the Service Provider on behalf of the Company, as described on Schedule 2.1.

3.2 Call for Company Advances. On an as needed basis, the Service Provider may request the Company advance funds to the Service Provider to cover all out-of-pocket third party costs and expenses to be incurred by the Service Provider at the request of, and for the benefit of, the Company, including, without limitation, the direct operating expenses of the Company and any cost or expense relating to a capital project of the Company. Any requests for advances hereunder shall be accompanied by appropriate documentation from the Service Provider supporting such costs and expenses. Upon the Company’s approval, the Company shall advance such funds within ten business days following such request from the Service Provider, subject to extension to the extent necessary to provide any additional documentation reasonably requested of the Service Provider by the Parent or the Company. The Service Provider, the Parent and the Company shall determine, no less frequently than on a monthly basis, whether excess cash advances may be returned to the Company; provided, that any unused advances shall be returned to the Company at the end of the Term.

ARTICLE IV.

TERM; TERMINATION

4.1 Term. This Agreement will commence on the Effective Date and will remain in effect until the first anniversary of the Effective Date; provided, that this Agreement may be terminated (i) immediately by the Company, by delivering written notice to the Service Provider, or (ii) after the six (6) month anniversary of the Effective Date, by the Service Provider, by delivering ninety (90) days prior written notice to the Company (such period of time during which this Agreement is in effect, the “Term”).

4.2 Transition Services. If either Party notifies the other Party of its intention to terminate this Agreement in accordance with Section 4.1, then during the period of time commencing on the date of such notice until the date of termination of this Agreement, the Service Provider shall in good faith assist and cooperate with the Parent and the Company to facilitate the transfer of the Services to any Person designated by the Parent and the Company; provided, that, during such period, the Company shall pay to the Service Provider any amounts payable by the Company to the Service Provider pursuant to this Agreement.

ARTICLE V.

DUTIES AND RESPONSIBILITIES

5.1 Duties and Responsibilities. The Service Provider shall comply in all respects with the terms of this Agreement and shall use its reasonable commercial efforts, in the conduct of business and operations of the Company, (i) to comply, in all material respects, with the terms and provisions of all agreements relating to the Company’s business, operations or properties to which it is a party or to which the Company’s properties are subject and (ii) to comply, in all material respects, with all applicable Laws, ordinances or governmental rules and regulations to which the Company is subject (including, without limitation, all applicable federal, state and local environmental Laws, ordinances, rules and regulations).

5.2 Personnel. The Service Provider covenants and agrees that it will at all times retain and have available to it and the Company a professional staff and outside consultants that together will be reasonably adequate in size, experience and competency to discharge properly the duties and functions of the Service Provider and the Company hereunder and under any applicable operating and other agreements, including, but not limited to, technical personnel, attorneys, accountants and secretarial and clerical personnel.

5.3 Utilized Property. In connection with providing the Services, the Service Provider shall utilize certain personal property and other assets of the Service Provider (the “Utilized Property”). Ownership of the Utilized Property shall remain with the Service Provider notwithstanding that the Utilized Property may be used primarily for the benefit of the Company. The Utilized Property include, but are not limited to, (i) all rights of Service Provider in respect of the lease of office space for its principal office, (ii) all tangible personal property owned by the Service Provider, including corporate office build-out, computers, office furniture. computer hardware and software and corporate pool cars, (iii) utilities, telecommunications, office supplies and mailing expenses, (iv) professional services that benefit the Company, and (v) insurance premiums for the corporate office and corporate shared pool vehicles, including D&O insurance premiums, as applicable. The Service Provider shall be responsible for maintaining all Utilized Property in good condition and repair, reasonable wear and tear excepted, and may refurbish or replace, at the Service Provider’s expense, such items as they become worn out or obsolete. If the Service Provider uses or licenses intellectual property owned by Third Parties in the performance of Services under this Agreement, the Service Provider shall obtain and maintain any such licenses and authorizations necessary to authorize its use of such intellectual property in connection with such Services.

ARTICLE VI.

LIMITED WARRANTY; LIMITATION ON LIABILITY; INSURANCE; AND INDEMNIFICATION

6.1 Limited Warranty; Warranties Disclaimer. THE WARRANTY CONTAINED IN THIS SECTION 6.1 SHALL BE EXCLUSIVE, AND IS GIVEN AND ACCEPTED IN LIEU OF ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITH RESPECT TO ANY DEFECT IN THE SERVICES RENDERED OR PRODUCTS OBTAINED FOR THE COMPANY (WHETHER A CLAIM FOR SUCH DEFECT ARISES UNDER CONTRACT, TORT, STRICT LIABILITY, STATUTE, OR ANY OTHER LEGAL OR EQUITABLE THEORY OR PRINCIPLE INCLUDING NEGLIGENCE), THE SERVICE PROVIDER’S SOLE LIABILITY AND RESPONSIBILITY AND THE COMPANY’S SOLE REMEDY SHALL BE THE REPERFORMANCE OF THE SERVICES IN ACCORDANCE WITH THIS AGREEMENT, UNLESS THE DEFECT WAS CAUSED BY THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SERVICE PROVIDER.

6.2 Limitation on Liability. It is expressly understood by the Service Provider and the Company that the Service Provider shall have no liability for the failure of Third Party providers to perform any Outsourced Services hereunder and further that the Service Provider shall have no liability whatsoever for the Services provided by any such Third Party unless in either event such Outsourced Services are provided in a manner that would evidence gross negligence or intentional misconduct on the part of the Service Provider but the Service Provider shall, on behalf of the Company, pursue all rights and remedies under any such Third Party contract. The Parent and the Company agree that the remuneration paid to the Service Provider hereunder for the Services to be performed reflect this limitation of liability and disclaimer of warranties. In no event shall the Service Provider be liable to the Parent and the Company or any other Person for any indirect, special or consequential damages resulting from any error in the performance of Services or from the breach of this Agreement, regardless of the fault of the Service Provider, or any Third Party provider or whether the Service Provider, or the Third Party provider, is wholly, concurrently, partially or solely negligent. To the extent any Third Party provider has limited its liability to the Service Provider for Outsourced Services under an agreement, the Company agrees to be bound by such limitation of liability for any product or Outsourced Service provided to the Company by such Third Party provider under the Service Provider’s agreement.

6.3 Insurance. Service Provider agrees to the terms and its obligations set forth on Schedule 6.3 with respect to insurance.

6.4 Indemnification. Service Provider shall defend, indemnify and hold Parent and Company harmless from and against any and all claims that the Parties may suffer due to Service Provider’s failure to comply with all of the insurance requirements in this Agreement up to the insurance limits in Schedule 6.3. Service Provider hereby agrees to release, protect, defend, indemnify and hold the Company and Parent harmless from and against any and all claims arising out of bodily injury to persons employed by Service Provider, including, but not limited to, sickness or death, in any manner caused by, directly or indirectly resulting from, incident to, connected with or arising out of, performance of the Services up to the insurance limits in Schedule 6.3, WHETHER OR NOT RESULTING IN WHOLE OR IN PART FROM THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE (EXCEPT TO THE EXTENT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE COMPANY OR PARENT) OR STRICT LIABILITY OF THE COMPANY OR PARENT, OR ANY DEFECT IN THE PREMISES, EQUIPMENT OR TOOLS OWNED, OPERATED OR CONTROLLED BY THE COMPANY OR PARENT. Company hereby agrees to release, protect, defend, indemnify and hold Service Provider harmless from and against any and all claims arising out of bodily injury to persons employed by Company, including, but not limited to, sickness or death, in any manner caused by, directly or indirectly resulting from, incident to, connected with or arising out of, performance of the Services up to the dollar amount of such limits on Service Provider’s indemnification obligations set forth in the immediately preceding sentence, WHETHER OR NOT RESULTING IN WHOLE OR IN PART FROM THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE (EXCEPT TO THE EXTENT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SERVICE PROVIDER) OR STRICT LIABILITY OF SERVICE PROVIDER, OR ANY DEFECT IN THE PREMISES, EQUIPMENT OR TOOLS OWNED, OPERATED OR CONTROLLED BY SERVICE PROVIDER. The indemnification obligations of the Parties under this Article 6 shall expressly survive the termination of this Agreement.

ARTICLE VII.

FORCE MAJEURE

7.1 Excused Performance. A Party shall not be responsible or liable for or deemed in breach of this Agreement for any delay or failure in the performance of its obligations under this Agreement to the extent such performance is prevented by a Force Majeure Event; provided that:

(a) the affected Party gives the other Party prompt notice describing the particulars of the Force Majeure Event and the proposed cure;

(b) the suspension of performance is of no greater scope and of no longer duration than is reasonably attributable to the Force Majeure Event;

(c) the affected Party uses commercially reasonable efforts to remedy its inability to perform its obligations under this Agreement or the Force Majeure Event; and

(d) when the affected Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect.

7.2 No Preclusion. The existence of a Force Majeure Event shall not relieve any Party of (a) any of its payment obligations under this Agreement, or (b) any other obligation under this Agreement to the extent that performance of such other obligation is not precluded by such Force Majeure Event.

7.3 Limitations on Effect of Force Majeure. In no event will any delay or failure of performance caused by a Force Majeure Event extend this Agreement beyond its Term.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

8.1 Company Representations. The Parent and the Company represent and warrant as of the Effective Date that:

(a) the Parent is a corporation incorporated and validly existing under the Laws of the State of Delaware and the Company is a limited liability company duly organized and validly existing under the Laws of the State of Delaware, as applicable, and each has all necessary authorizations required by applicable Law to perform its obligations under this Agreement;

(b) the execution, delivery and performance of this Agreement by the Parent and the Company has been duly authorized by all requisite corporate or limited liability company action, as applicable, and will not: (i) violate any provisions of its organizational documents or (ii) result in the breach or acceleration of any performance required by the terms of any contract, agreement or arrangement to which it is a party or any applicable Laws; and

(c) this Agreement is a valid and binding obligation of the Parent and the Company, enforceable against the Parent and the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

8.2 Service Provider Representations. The Service Provider represents and warrants as of the Effective Date that:

(a) the Service Provider is a limited liability company duly organized and validly existing under the Laws of the State of Delaware and has all necessary authorizations required by applicable Law to perform its obligations under this Agreement;

(b) the execution, delivery and performance of this Agreement by the Service Provider have been duly authorized by all requisite limited liability company action and will not: (i) violate any provisions of its organizational documents or (ii) result in the breach or acceleration of any performance required by the terms of any contract, agreement or arrangement to which it is a party, or any applicable Laws; and

(c) this Agreement is a valid and binding obligation of the Service Provider, enforceable against the Service Provider in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

ARTICLE IX.

MISCELLANEOUS

9.1 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

9.2 Notices.

(a) Except as expressly set forth to the contrary in this Agreement, all notices and communications required or permitted to be given hereunder shall be sufficient in all respects if given in writing and delivered personally, or sent by overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation) or sent by email, addressed to the appropriate Party at the address or email address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to the Parent:

Memorial Resource Development Corp.

1301 McKinney, Suite 2100

Houston, Texas 77010

Attn: General Counsel

Facsimile: (713) 588-8301

If to the Company:

WildHorse Resources, LLC

c/o Memorial Resource Development Corp.

1301 McKinney, Suite 2100

Houston, Texas 77010

Attn: General Counsel

Facsimile: (713) 588-8301

If to the Service Provider:

WildHorse Resources Management Company, LLC

9805 Katy Freeway, Suite 400 Houston, Texas 77024

Attn: Anthony Bahr

Facsimile: (713) 568-4911

(b) Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee by email, or in person, or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. The Parties may change the address, telephone numbers, and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 9.2.

9.3 Entire Agreement; Conflicts. This Agreement and the Schedules hereto collectively constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule hereto, the terms and provisions of this Agreement shall govern and control; provided, however, that the inclusion in any of the Schedules hereto of terms and provisions not addressed in this Agreement shall not be deemed a conflict, and all such additional provisions shall be given full force and effect, subject to the provisions of this Section 9.3.

9.4 Amendment. This Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification.

9.5 Parties in Interest. Nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

9.6 Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

9.7 Assignment. Except for the ability of the Service Provider to cause one or more of the Services to be performed by a Third Party provider (subject to the terms of this Agreement), no Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other party and any such assignment that is made without such consent shall be void and of no force and effect. No permitted assignment shall release any Party from any of its obligations under this Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees.

9.8 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the Parties as expressed herein.

9.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.10 No Recourse. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any current or former stockholder, member, partner, owner, director, manager, officer or employee of the Service Provider or of the Parent or the Company or any of their respective officers, directors, employees, agents or representatives.

9.11 Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS.

9.12 Interpretation. All references in this Agreement to Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof”, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article”, “this Section”, and “this subsection”, and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.

PARENT:

MEMORIAL RESOURCE DEVELOPMENT CORP.

By:	/s/ Kyle N. Roane
Name:	Kyle N. Roane
Title:	VP & General Counsel

COMPANY:

WILDHORSE RESOURCES, LLC

By:	/s/ Anthony Bahr
Name:	Anthony Bahr
Title:	CEO

SERVICE PROVIDER:

WILDHORSE RESOURCES MANAGEMENT COMPANY, LLC

By:	/s/ Anthony Bahr
Name:	Anthony Bahr
Title:	CEO

SIGNATURE PAGE

MANAGEMENT SERVICES AGREEMENT

Schedule 2.1

Services

The Services shall include any services necessary or appropriate for the management and operation of the Company and may include, without limitation, employee services related to supporting the following:

1. Administrative and Land Services (as described below)

2. Operator Services (as described below)

3. Financial and Accounting Services

4. Accounts Payable and Receivables

5. Contract Negotiation and Management (subject to Parent approval)

6. Employee Health and Safety

7. Government and Public Relations

8. Information Technology

9. Land, Land Administration and Ordinary Course Legal Services (subject to Parent approval of Legal Services)

10. Personnel, Outside Contractors and Consultants

11. Engineering and Technical Services

12. Operations

13. General and Administrative

14. Equipment and Personnel Procurement

15. Training and Development Programs

16. Geoscience

17. Strategic Planning and Budgeting Cooperation with the Company and the Parent

18. Any Other Services as Reasonably Requested by the Parent or the Company from Time to Time

Administrative and Land Services: To fulfill its obligation to manage the day-to-day affairs of the Company, Service Provider:

(i) may, in the name of the Service Provider or the Company or as agent for the Company, as appropriate, negotiate, enter into or settle contracts and agreements which are necessary to prudently manage the Assets of the Company in accordance with the terms of this Agreement. Such contracts and agreements may include, but are not limited to, furnishment of utilities to Assets of the Company, gathering or processing agreements and contract services agreements. Company will, when necessary, appoint Service Provider as its agent to act on Company’s behalf;

(ii) as directed by the Parent, will cause the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and to conduct compliance reviews with respect thereto;

(iii) will use commercially reasonable efforts to cause third party expenses incurred by or on behalf of the Company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Company from time to time; provided, however, any expenditures that will exceed the applicable budgeted parameter by more than 10% shall require the Company’s prior approval;

(iv) will correspond with Company’s partners and generally conduct industry standard lease administration duties on Company’s Assets;

(v) will perform such other services as may be required from time to time for management and other activities relating to the Assets of the Company as the Company shall reasonably request or the Service Provider shall deem appropriate under the particular circumstances and approved by the Company; and

(vi) will perform other land functions as Service Provider and the Company may deem necessary to manage the Company’s Assets.

Operator Services: The Service Provider shall perform such services as are typically provided by an operator for non-operators for each of the Operator Services with respect to the Assets for which the Company would otherwise serve as an operator, and to perform those Operator Services required for the non-operated Assets owned by the Company. “Operator Services” is defined as one or more of the following services by the Service Provider for the benefit of Owner in connection with the operatorship and administration of the Assets, to-wit, the Service Provider shall:

(i) be contract operator in connection with the operation of the Assets;

(ii) cause the Company to comply in all material respects with all statutes, ordinances, laws, rules, regulations, orders and determinations affecting the Company and its Assets and issued by any governmental authority having jurisdiction thereof. The Service Provider shall not refuse or delay compliance with any specific instructions that are given by the Company that are reasonably necessary to cause the Company to comply with such statutes, ordinances, laws, rules, regulations, orders and determinations. The Company shall cooperate with the Service Provider in compliance with such statutes, ordinances, laws, rules, regulations, orders and determinations, including the costs of all such compliance; timely collect, process and pay all approved bills and taxes attributable to the Assets;

(iii) for operated Assets, generate monthly joint interest billings to non-operating partners and the Company;

(iv) for operated Assets, disburse actual received revenues to revenue interest owners on the Service Provider’s normal monthly revenue distribution schedule;

(v) timely prepare and submit all required regulatory reports, including but not limited to, production reports, production disposition reports and wellwork activity reports;

(vi) manage the day-to-day operations of the Assets, including but not limited to the gathering and recording of production data, maintenance of the facilities and locations, execution and supervision of capital and expense projects; provided however, that any authorizations for expenditures exceeding $50,000 individually shall require the Company’s prior approval;

(vii) provide to the Company and the Parent fulltime electronic access to daily production data; and,

(viii) other duties the Service Provider or the Company deems necessary to prudently operate the Company’s Assets.

Financial and Accounting Services: To fulfill its obligation to manage certain of the operations of the Company, the Service Provider:

(i) will complete all billing, joint interest or otherwise, and accounts payable functions on behalf of the Company, and render the necessary auditing, accounting and bookkeeping services generally required for the proper management of the business and affairs of the Company or to comply with the instruction of the Company or the terms of any other agreements of the Company, including credit agreements;

(ii) will net, on a monthly basis, the joint interest billings of the Company for all operating and project expenses, revenues received by Service Provider on behalf of the Company, the Management Fee and COPAS income, and shall settle with the Company no later than the 15th day following the month to which such items relate or in which they were received;

(iv) will monitor the operating and financial performance of the Company and provide periodic reports with respect thereto to the Company and the Parent;

(v) will enter and maintain the revenue and expense decks of the Company’s Assets in the Service Provider’s land and accounting systems;

(vi) will prepare and distribute to the Company and the Parent, within 15 calendar days of each month end, lease operating statements and full financial statements;

(vii) will provide read-only access to the accounting system used by the Service Provider to account for the operations of the Company and the Service Provider; and

(viii) will perform or cause to be performed, any other accounting, financial or audit related services as the Company may reasonably request.

Schedule 6.3

Insurance

1)	Throughout the term of this Agreement, Service Provider shall adequately secure and maintain, with reliable insurers with an A.M. Best rating of no less than A-VII and with adequate terms, conditions and limits, insurance including:

a)	Commercial General Liability insurance;

b)	Automobile Liability Insurance for all owned, leased and non-owned vehicles;

c)	follow-form Excess/Umbrella Liability insurance (minimum $25 million limit);

d)	Workers’ Compensation (statutory limits); and

e)	Employers Liability (minimum $1 million limit).

2)	Commercial General Liability Insurance, Automobile Liability and Excess/Umbrella Liability, shall name Parent and Company as an additional insured and shall waive rights of subrogation in favor of Parent and Company. The Workers’ Compensation policy shall waive its rights of subrogation in favor of Parent and Company and include an Alternate Employer endorsement, if applicable. The Commercial General Liability policy shall not contain any provision, definition or endorsement that would serve to eliminate third party action over claims coverage and shall include coverage for contractual liability and products/completed operations.

3)	In all cases when Service Provider’s employees (defined to include Service Provider’s direct, borrowed, special or statutory employees) are covered by the Louisiana Workers’ Compensation Act (La.R.S. 23:1021 et seq.), Parent, Company and Service Provider agree that all Work performed by Service Provider and its employees pursuant to this Agreement are an integral part of and are essential to the ability of Company and Parent to generate Company and Parent’s goods, products and services for purposes of La.R.S. 23:1061(A)(1). Furthermore, Parent, Company and Service Provider agree that Parent or Company are the principal or statutory employer of Service Provider’s employees for purposes of La.R.S. 23:1061(A)(3). Irrespective of Company or Parent’s status as the statutory employer or special employer (as defined in La.R.S.23:1031(C)) of Service Provider’s employees, Service Provider shall remain primarily responsible for the payment of Louisiana Workers’ Compensation benefits to its employees, and shall not be entitled to seek contribution for any such payments from Company or Parent.

4)	All insurance coverage carried by Service Provider with respect to the risks and liabilities assumed by Service Provider hereunder shall extend to and protect the Parent and Company to the full extent and amount of such coverage, and shall be primary to, and receive no contribution from, any other insurance or self-insurance programs maintained by or on behalf of or benefiting the Parent or Company.

5)	Service Provider shall provider Company or Parent a Certificates of Insurance, along with applicable Endorsements, evidencing required current insurance as set forth in this Agreement.

6)	If a Third Party contractor or service provider is utilized to perform any Services under this Agreement, Service Provider shall require that such Third Party contractor or service provider maintain insurance including limits, coverages, terms, and conditions applicable for the Services performed. As applicable, such Third Party contractor or service provider shall name Company as an Additional Insured and waive subrogation rights in favor of Company (except for master service agreements in effect as of the date hereof).

7)	For any non-maritime services to be performed in or offshore Louisiana for which the Louisiana Oilfield Anti-Indemnity Act (LA RS 9:2780, et seq.) would apply, it is agreed that:

Service Provider shall, as a separate line item, have its brokers or underwriters invoice Parent and Company for all premiums incurred in obtaining any additional insured coverage and primary & non-contributory endorsements as required. Such invoices shall be paid once for all premiums for all material parts of the cost of insurance provided to Parent and Company by Service Provider and prorated to the policy period. It is the intention of the parties hereto that Service Provider shall not pay for any material part of the insurance coverage afforded to Parent and Company.